Exhibit 99.2

CONSENT OF BOENNING & SCATTERGOOD, INC.

We hereby consent to the use of our fairness opinion included as Annex C to the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 relating to the proposed merger of Allegheny Valley Bancorp, Inc. with and into Standard Financial Corp. and to the reference to our firm’s name under the captions “Questions and Answers About the Merger,” “Summary,” “Risk Factors,” “Background of the Merger,” “Certain Non-Public, Unaudited, Forward-Looking Information Exchanged by Standard and Allegheny,” “Allegheny’s Reasons for the Merger,” “Recommendation of the Allegheny Board of Directors,” and “Opinion of Allegheny’s Financial Advisor” in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

  Boenning & Scattergood, Inc.

West Conshohocken, Pennsylvania

January 17, 2017